Exhibit 99.1
                                                                         News Release

                                                                         CONTACTS:
                                                                         -------------
For Immediate Release                                                    Media:    Grant Ringel
------------------------                                                           1-888-831-7250
Nov. 27, 2001
                                                                         Analysts: Julie Williams
                                                                                   425-462-3808

Drought, energy crisis finally overtake PSE cost-control efforts; requested increase in general rates, however, partially offset by other savings

Current rates failing to cover power costs by $625,000 per day

BELLEVUE, Wash. (Nov. 27, 2001)-- Puget Sound Energy [the utility subsidiary of Puget Energy (NYSE:PSD)] late yesterday filed a rate-increase request with the Washington Utilities and Transportation Commission to halt the ongoing financial damage caused by increased power-supply and infrastructure costs. The company’s broad plan also gives customers new tools and options to help in the prevention of another energy crisis in the future. Pending a final order in the 11-month rate case process, the company will be seeking prompt interim electric-rate relief to deal with an under-recovery of electric power costs averaging $625,000 per day.

“PSE has not had to ask for a general electricity rate increase since 1993 and a general natural gas increase since 1995,” said Gary Swofford, PSE’s vice president and chief operating officer-delivery. “It is never pleasant to ask for additional revenue. However there is consolation in knowing our success in reducing the operating costs of our energy distribution system is one of the reasons the increase customers will see on their bills next year will be nearly the lowest increase sought by any utility in the region,” Swofford said.

The PSE filing request is for a $228 million increase in base electric revenues and $85.9 million in base natural gas revenues. The impact on residential customers' bills as a result of the general rate case is expected to be offset, in part, by other factors. For electric customers, bills are expected to increase 14.5 percent next year because the rate increase request will be offset by the benefits of a new contract negotiated in 2001 between PSE and the Bonneville Power Administration.

All BPA benefits are passed directly to PSE’s residential and small farm customers. Increases in residential natural gas bills are expected to be approximately 2.5 percent after the expected expiration of a natural gas surcharge.

In the general rate case filing, PSE also proposes a comprehensive plan that will help reduce future energy price volatility by empowering nearly all customers with tools to make informed usage decisions and thereby reduce their bills. The plan will provide natural gas and electric customers equipped with automated meters price signals that reflect wholesale costs and establish new pricing options similar to home-mortgage financing where “adjustable” and “fixed” rates are available to suit a customer’s need.

Customers choosing the adjustable rate option would see their rates, depending on market conditions, move up or down daily on their electric account and monthly on their natural gas account, giving them real-time information about the true cost of the energy they are consuming. “Our pilot Personal Energy Management program has demonstrated that by connecting customers to the real price of their energy, they can react and reduce their use when prices increase,” said Swofford. “Simply put, this plan rewards people for using energy more efficiently,” he added. “We think it’s the basic model the rest of the nation will follow in years to come.”

Customers not wanting an adjustable rate could choose the fixed option for a slightly higher price--to reflect the additional cost of guaranteeing a fixed rate. The fixed rate would be adjusted once per year.

The adjustable and fixed rate options would be added to the company’s successful Personal Energy Management program which today features lower rates for electricity consumed during off-peak hours when the cost of providing their electric service is less. About a third of PSE’s 930,000 electric customers are currently utilizing this time-of-day tool and the general rate filing proposes to extend this to all customers with automated meters.

Personal Energy Management was nationally recognized with the Edison Award this year, the highest award in the investor-owned utility industry and nearly 90 percent of participating customers surveyed said they would recommend the program to a friend. Other factors that have impacted PSE since the last general electricity rate case in 1993 and general natural gas rate increase in 1995 include: In its 11-county service area, the utility has added 278,000 more electric and natural gas customers, 1,015 more miles of power lines, and 1,680 more miles of natural-gas lines. PSE has also has made substantial investments to improve the quality and reliability of service to customers.

                                             PSE Rate Plan

   • Electric Residential Bill: adds estimated $8.99 to average monthly bill, including net effect of BPA credit.

   • Natural-Gas Residential Bill: adds approximately $2 to average monthly bill after expected expiration of gas surcharge.

   • Overall Revenue: seeks $228 million, or 16.5%, increase in  electric rate-revenue before taking into account BPA credit; $85.9 million, or 14.5%, increase in natural-gas rate revenue before taking into account expiration of gas surcharge.

   • Extends Personal Energy Management™ program to nearly all PSE customers. Offers new pricing options to reduce bills, promote efficient energy use and protect consumers from market volatility.

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